UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Bed Bath & Beyond Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On May 10, 2019, Bed Bath & Beyond Inc. issued the following press release:

Bed Bath & Beyond Inc. Comments on Activist Group’s Reduced Slate of Candidates and Lawsuit

UNION, N.J., May 10, 2019 — Bed Bath & Beyond Inc. (NASDAQ: BBBY) today issued the following statement in response to the decision by Legion Partners Asset Management (“Legion”), Macellum Advisors GP (“Macellum”) and Ancora Advisors (“Ancora”) (collectively the “Activist Group”) to reduce its slate of nominees to stand for election at the Company’s 2019 Annual Meeting of Shareholders from 16 to 10, and the Activist Group’s subsequently filed complaint in the United States District Court for the Southern District of New York against Bed Bath & Beyond and its directors:

As part of our effort to constructively engage with the Activist Group, we have been asking for their input on our business plan and governance, including inviting them to participate in our Board transformation, and continually asking them to disclose who they actually intended to nominate to the Board. After consistently refusing to engage in good faith on these matters, the Activist Group has now finally disclosed who they intend to nominate, and have reduced their 16-person list for our 10-person Board to 10 nominees.

Regarding the complaint filed by the Activist Group with respect to the double-trigger change-of-control provision in the Company’s Indenture, the Company has never said that it would not approve the Activist Group’s candidates once they were finally named, but rather stated that the Board was considering the request and would act in a manner consistent with the Company’s obligations under the Indenture.

The Company has repeatedly asked the Activist Group to allow the Board or a committee of the Board to interview their candidates to seek to ensure that any Board action would be consistent with the Board’s fiduciary duty to its shareholders and the Company’s obligations under the Indenture. The Activist Group has refused to cooperate and has been unwilling to make their nominees available to be interviewed. To be clear, the Activist Group is asking the Board to take actions that may expose the Company and its shareholders to significant financial and operational risk.

We continue to request that the Activist Group allow the Board, which as of May 1, 2019, includes five new independent directors, to interview their nominees for this purpose. If the Activist Group continues to refuse to let us interview their 10 nominees, the Board will be compelled to assess each of the nominees based solely on information that is publicly available and consistent with the Company’s obligations under the Indenture.

Bed Bath & Beyond has attempted to settle with the Activist Group on several occasions and we remain ready and willing to engage constructively with the Activist Group to reach a resolution.

To avoid further misinformation by the Activist Group on this subject and to highlight the disingenuous nature of the Activist Group’s allegations included in its complaint, the Company has included the full text of the letter that the Company’s legal counsel, Wachtell, Lipton, Rosen & Katz, sent to the Activist Group’s counsel only three days ago seeking a consensual resolution to this matter. Of note, the Activist Group did not respond to this letter but instead reduced its slate of candidates by six and filed a complaint.

May 7, 2019

Elizabeth Gonzalez-Sussman, Esq.

Olshan Frome Wolosky, LLP

1325 Avenue of the Americas

New York, New York 10019

Dear Elizabeth:

The purpose of this letter is to propose a resolution to one disagreement between your clients and our client, Bed Bath & Beyond Inc. (the “Company”), namely the question of whether the Company’s board of directors (the “Board”) may approve your clients’ purported nominees solely for purposes of the double-trigger change-of-control provision in the Company’s First Supplemental Indenture dated July 17, 2014 (the “Indenture”), as you have requested (the “Requested Approval”), without exposing the Company to risk.

As we have consistently stated, the Company is considering the Requested Approval and continues to believe that the appropriate next step is for the Board (or a Committee of the Board) to interview your clients’ nominees. To date your clients have been unwilling to make their nominees available for interview (absent an up-front agreement by the Company to cede control of the Company to your clients). Now that the Company has reconstituted the Board, we again request that your clients inform the Company whether they are nominating all 16 individuals they purported to nominate or, if not, who they are in fact intending to nominate for the Board, and make their nominees available for interviews so that the Board can properly consider the Requested Approval. These interviews are needed because the information that your clients have already provided and the business plans proposed by your clients, as well as certain information that the Company has uncovered that was not disclosed by your clients, and the manner in which your clients have been conducting their campaign for control of the Company (including making numerous untrue and misleading statements) raise questions as to the impact that an assumption of control of the Company by your clients and their nominees could have on the Company and its ability to meet its legal obligations, including under the Indenture. While it is not clear that the prior case law on this issue, involving Delaware corporations, Delaware courts and single-trigger put rights, would dictate the outcome here, it is clear even under those prior cases that the Company must act in good faith in determining whether to “approve” nominees for purposes of the Indenture, and allowing your nominees to be interviewed would significantly facilitate the Board’s fulfillment of that obligation.

If your clients are not willing to allow their nominees to be interviewed, we request that they agree to indemnify the Company and the Board against any risks and costs resulting from the Requested Approval. Based on your clients’ public statements on this subject, they appear to be extremely confident that the Board may grant the Requested Approval (which confidence we presume must be based on your opinion), so such an indemnity should not be problematic for them.

We look forward to hearing back from you as to whether your clients are willing to make their nominees available for interviews, or whether your clients are willing to indemnify the Company and the Board against any risks and costs resulting from the Requested Approval.

As always, the Company reserves all of its rights.

Sincerely,

Trevor S. Norwitz

cc:	Allan N. Rauch, Bed Bath & Beyond Inc.
Sabastian V. Niles, Wachtell, Lipton, Rosen & Katz
Christopher S. Kiper, Legion Partners Holdings, LLC
Steve Wolosky, Esq., Olshan Frome Wolosky, LLP

Goldman Sachs & Co. LLC is acting as financial advisor to Bed Bath & Beyond, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that is the trusted expert for the home and heartfelt life events. The Company sells a wide assortment of domestics merchandise and home furnishings. The Company also provides a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; the integration of acquired businesses and potential continuing uncertainty arising in connection the announced intention by a shareholder to seek control of our Board of Directors. The Company does not undertake any obligation to update its forward-looking statements.

Important Information

Bed Bath & Beyond Inc. (the “Company”) intends to file a definitive proxy statement and associated proxy card in connection with the solicitation of proxies for the Company’s 2019 Annual Meeting with the Securities and Exchange Commission (the “SEC”). Details concerning the nominees of the Company’s Board of Directors for election at the 2019 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Bed Bath & Beyond Inc. at 650 Liberty Avenue, Union, New Jersey 07083, by contacting the Company’s proxy solicitor, D.F. King & Co., toll-free at 1 (888) 777-0320 or at bbby@dfking.com, or from the investor relations section of the Company’s website at www.bedbathandbeyond.com.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2019, filed with the SEC on April 30, 2019, the Company’s Current Reports on Form 8-K filed with the SEC on June 5, 2018 and April 22, 2019 (as amended by the Form 8-K/A filed with the SEC on May 3, 2019) and the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders, filed with the SEC on May 31, 2018. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in the proxy statement for the 2018 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

CONTACTS:

INVESTOR CONTACT: Janet M. Barth, (908) 613-5820 or IR@bedbath.com

MEDIA CONTACT: Matthew Sherman / Tim Lynch / Adam Pollack / Arielle Rothstein

Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449